Exhibit 99.1

CORPORATE PARTICIPANTS

Bryan Giglia Sunstone Hotel Investors, Inc. - CFO

John Arabia Sunstone Hotel Investors, Inc. - President & CEO

Marc Hoffman Sunstone Hotel Investors, Inc. - COO

Robert Springer Sunstone Hotel Investors, Inc. - CIO

CONFERENCE CALL PARTICIPANTS

Ian Weissman Credit Suisse - Analyst

Smedes Rose Citigroup - Analyst

Chris Woronka Deutsche Bank - Analyst

Bill Crow Raymond James & Associates, Inc. - Analyst

Lukas Hartwich Green Street Advisors - Analyst

Shaun Kelley BofA Merrill Lynch - Analyst

Thomas Allen Morgan Stanley - Analyst

Anthony Powell Barclays Capital - Analyst

Ryan Meliker Canaccord Genuity - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen, and thank you for standing by. Welcome to the third-quarter earnings conference call.

(Operator Instructions)

I would like to remind everyone that this conference is being recorded today, Friday, October 30 at 9 AM Pacific daylight time. I would now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

Bryan Giglia - Sunstone Hotel Investors, Inc. - CFO

Thank you Kyle, and good morning everyone. By now you should have all received a copy of our third-quarter earnings release and supplemental which we released yesterday. If you do not yet have a copy, you can access it on our website.

Before we begin this call, I'd like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including Adjusted EBITDA, Adjusted FFO, and hotel-Adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

In addition, hotel information presented includes our adjusted comparable 30-hotel portfolio, which may include prior ownership information. The 2014 hotel information has also been adjusted to conform with the industry's Uniform System of Accounts for the Lodging Industry 11th Revised Edition, which became effective in January 2015.

With us on the call today are John Arabia, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer. After our remarks we will be available to answer your questions. With that, I'll turn the call over to John.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Good morning everyone, and thank you for joining us. Today I will provide an update on the performance of our business, as well as an update on our most recent investments. Marc will then provide an overview of our operating results and trends, and Bryan will go into more detail about our earnings, guidance, and dividends.

Overall we are pleased with our third-quarter operating results and remain bullish on the strength of our near-term operating fundamentals. Like any quarter, there were both positive and negative events that transpired, yet in the end we met or exceeded our operating and earnings expectations.

Let me share a few of the details of the quarter, including a few items that did not break our way. First, as you are all aware by now, the shift in the Jewish holidays and the reopening of many schools prior to Labor Day resulted in a few slow travel weeks in late August and early September. While these events produced challenging year-over-year comparisons, they were fully anticipated in our quarterly guidance, and our operating results came in at the high end of our expectations.

Second, property taxes at our three Chicago hotels and our one Orlando hotel unexpectedly increased an average of 45%, resulting in a $2.9 million and a $900,000 higher than anticipated hit to earnings for the third and fourth quarters respectively. We had to expense three-quarters of the tax increase during the third quarter, which negatively impacted our quarterly margins. We are in the process of appealing these excessive tax increases, and based on past experiences, we are hopeful that we will be able to recoup a good portion of the incremental assessment. Nevertheless, we were able to absorb this significant increase in property taxes in our quarterly earnings, as revenue growth and expense controls excluding property taxes drove better than expected hotel operating profits. Bryan will provide more color on this topic momentarily.

And third, we've reduced our estimates of fourth-quarter earnings as a result of the just mentioned increase in property taxes and a $1.5 million to $2 million increase in our estimate of the fourth-quarter renovation disruption at our Marriott Wailea. We were able to accelerate certain elements of the renovation, which have resulted in incremental disruption. That said, the renovation is coming along well. We remain comfortable with the 2016 property level earnings estimates provided at our Boston property tour earlier this year, and we remain excited about the hotel's post-renovation profit potential.

As result of the increase and the anticipated renovation disruption in the fourth quarter, we also reduced our full-year guidance for RevPAR, Adjusted EBITDA and Adjusted FFO per diluted share. The full-year earnings reduction is almost entirely attributable to the increase in property taxes and fourth-quarter renovation disruption, rather than any notable change in our expectations for near-term operating fundamentals.

Now on a more positive note, there were several things that have gone well recently. First, during what proved to be a very choppy quarter for many hotel owners, Sunstone produced a RevPAR growth, Adjusted EBITDA and Adjusted FFO per diluted share at the high-end, or in excess of, our guidance and industry consensus. Second, as witnessed in recent quarters, group spend on food and beverage and audio visual continues to surprises to the upside and exceeded what were very low expectations for the third quarter.

Third, aggregate group production for our portfolio in the third quarter was the second-highest number recorded during a third quarter in the past nine years and group rates continue to accelerate. Fourth, we completed the previously announced sale of BuyEfficient, an electronic purchasing platform, for net proceeds of $26.4 million, which refocused all of our efforts on our primary business, hotel ownership.

And fifth, we repaid the loan on the Renaissance Baltimore hotel today with the proceeds from a new seven-year term loan which we swapped to a fixed interest rate of 3.39%. This refinancing further reduces our average interest rate, extends our average debt maturity, and increases the number of unencumbered hotels. In other words, it further strengthened our already strong balance sheet.

In addition to a better than expected quarter, we are also very pleased with the progress made at, and the near-term outlook for, both our Boston Park Plaza hotel and the Hyatt Regency San Francisco. As many of you have seen for yourselves, the lobby, meeting space, restaurants and other common areas of the Boston Park Plaza have been completely transformed, and our guests have taken notice. Group production in the third quarter increased substantially, representing a 67% increase in group room nights booked versus the next highest number of rooms booked in the third quarter in recent years. Furthermore, and importantly, group room nights currently on the books for the next three years have sequentially increases in group rates of 8% in 2016, an incremental 12% in 2017, and an incremental 8% in 2018. We are very pleased with the guest response to the complete transformation of the hotel podium, and are excited to begin the renovation of all the hotel's guestrooms starting next week.

Similarly, we are very pleased with our investment in, and the mostly completed renovation of the Hyatt Regency San Francisco. The Hyatt Regency San Francisco produced RevPAR growth of 13.3% in the third quarter, and is expected to witness RevPAR growth of 8% to 9% in the fourth quarter. Furthermore, the hotel is well on its way of generating approximately $28 million of EBITDA in 2015, which would represent a 27% increase over the level achieved in 2014. This hotel has dramatically exceeded our underwriting expectations, and we remain bullish that the hotel's RevPAR and EBITDA growth will exceed our portfolio average in 2016.

With that, I'll turn it over to Marc to discuss our recent operating results and current operating trends.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Thank you John, and good morning everyone. Thank you for joining us today.

To begin with, our portfolio achieved the high end of our expectations for the third quarter. Our RevPAR growth of 3.9% was made up of a 4.4% increase in ADR and an anticipated 50 basis point decline in occupancy, and exceeded the midpoint of our guidance of 3% to 4%. Total occupancy for the quarter remained a very strong 86%, with over half the portfolio exceeding 88%. Six of our hotels generated double-digit RevPAR growth during the third quarter, including our recently and totally renovated Hilton New Orleans, our Hyatt Regency San Francisco, our Renaissance and Courtyard Los Angeles Airport, our Houston Marriott, as well as our Sheraton Cerritos. The performance of our Renaissance Baltimore hotel continues to be softer than expected in the third quarter. However, very recent trends suggest that Baltimore has stabilized and we expect the hotel to produce 4% to 6% RevPAR growth in Q4 and a substantial increase in RevPAR in 2016.

Shifting to our revenue management review for the quarter., we continue to take advantage of historically high occupancy levels across our portfolio and shift our business mix out of lower-rated channels into higher-rated segments. During the third quarter, our operators continued to close out or limit the number of special corporate room rates, as well as lower-priced wholesale rates in favor of higher paying premium rates, also known as bar rates. During the third quarter our portfolio witnessed a 4% decline in both special corporate room nights and wholesale room nights. Meanwhile, the number of premium bar room nights increased a strong 15% as our hotel operators closed out low-rated corporate and wholesale channels during high occupancy periods.

On the group side for the third quarter, we saw group revenue growth of only 2.1%, led by a 2.6% growth in ADR and a slight decline in group occupancy. As anticipated, group demand was soft in the third quarter as a result of the calendar shifts. For the remainder of 2015 our group pace for all 30 hotels has increased from 5.6% at the end of the second quarter to 6.2% for the full year consisting of a 3.8% increase in rate and a 240 basis point increase in rooms.

While we have not provided 2016 guidance, we would continue to describe our 2016 group pace as robust, with healthy gains anticipated in both the number of group rooms and group rates. While Chicago is expected to have a soft convention calendar in 2016, particularly in the first half of the year, we are seeing signs of particular strength in group trends in our hotels in Orlando, Washington DC, Baltimore, and San Diego.

During the third quarter, food and beverage revenues were flat to last year, outperforming our low expectations. Year-to-date total food and beverage revenues per occupied room continue to be up single digits. Again because of the holiday shift, we had expected our larger group hotels to perform modestly during the quarter. Meanwhile other revenues increased 13.1% during the quarter, due in part to receiving an insurance payment of $550,000 related to business interruption at the Renaissance Baltimore. Excluding the benefit from business interruption settlement, other revenues were still up over 10% during the quarter.

In summary, we were pleased with our third-quarter results and remain upbeat regarding the outlook for the portfolio's earnings potential and growth going forward.

With that, let me turn the call over to Bryan for more details on our earnings, balance sheet, and guidance. Bryan, please go ahead.

Bryan Giglia - Sunstone Hotel Investors, Inc. - CFO

Thank you, Marc. At the end of the quarter we had $267.7 million of cash on hand, including $91.5 million of restricted cash. We have $1.4 billion of consolidated debt and preferred securities, which includes 100% of the $226 million mortgage secured by the Hilton San Diego Bayfront.

Today we repaid the $85.9 million loan on the Renaissance Baltimore with proceeds from a seven-year $85 million unsecured term loan. The term loan matures in 2022 and based on our leverage will have is fixed interest rate of 3.39% to 4.14%. As of today, it bears an interest rate of 3.39%. Following this refinance, our debt has a weighted average term to maturity of approximately four years and an average interest rate of 4.3%. Our variable rate debt as a percentage of total debt stands at 30.6%.

We now have 19 unencumbered hotels that collectively generated $144.6 million of EBITDA in 2014 and an undrawn $400 million credit facility. Our balance sheet is strong, and we retain considerable flexibility to take advantage of opportunities as they present themselves. Additionally, we expect to repay the $30 million loan secured by the Hilton Houston with cash on hand in December when it's free prepayment window opens. This will increase our number of unencumbered hotels to 20.

Before I move onto fourth-quarter and full-year guidance, let me provide some additional information on the increase to property tax expense. At the end of the third quarter, we received notice from the City of Chicago increasing the values on our three Chicago hotels between 20% and 60%. These increased valuations resulted in a full-year 2015 property tax increase of $3.4 million, which includes a third-quarter year-to-date true-up of $2.9 million. As we are required to do with all tax assessments, we have recorded the entire expense and we will proceed with our appeal. As we saw with New Orleans earlier this year when they increased our taxes by 150%, we appealed and received 90% of the increase back at the end of the second quarter.

Unfortunately, Chicago is not as efficient. And while we believe we have an excellent position to prevail and receive a meaningful portion of this increase back, it will not happen until, the earliest, next year. We did book a prior-year adjustment of $620,000 for a rebate we received from Chicago on a 2013 dispute during the third quarter, but excluded the prior-year adjustment from our Adjusted EBITDA and hotel EBITDA margins, as is consistent with our policy.

Now to update 2015 guidance. For the fourth quarter, we expect RevPAR to grow between 2.5% and 4%. We expect fourth-quarter Adjusted EBITDA to come in between $76 million and $82 million. And we expect fourth-quarter Adjusted FFO per diluted share to be between $0.27 and $0.30. Fourth-quarter guidance is negatively impacted by the additional $1 million of property tax at our Chicago hotels and displacement from our renovation at Wailea. Excluding Wailea due to its disruption, fourth-quarter RevPAR would grow between 4% and 5.5%, reflecting 150 basis point impact on our current guidance resulting from the renovation. Our fourth-quarter and full-year guidance have also been adjusted for the sale of BuyEfficient, which was completed in September. The sale eliminated $625,000 of estimated EBITDA in the fourth quarter.

For the full year, we now expect RevPAR to grow between 4.75% and 5.5%, which declined approximately 70 basis points from last quarter primarily due to additional fourth-quarter disruption in Wailea. Our full-year 2015 Adjusted EBITDA guidance ranges from $346 million to $352 million. And our full-year Adjusted FFO guidance ranges from $1.28 to $1.30 per diluted share. At the midpoint, this implies a 10.3% increase in FFO per diluted share compared to 2014.

Based on our current guidance, we expect our fourth-quarter distribution requirement to be between $0.48 and $0.52 per share. At the midpoint this would be a 39% increase from our fourth-quarter distribution for 2014. We expect to announce the final 2015 dividend amount and composition of that dividend later in the quarter. This distribution may be paid in cash and/or a combination of cash and common stock.

With that, I'd like to now open the call up for questions. Kyle, please go ahead.

 QUESTION AND ANSWER

Operator

(Operator Instructions)

Ian Weissman, Credit Suisse.

Ian Weissman - Credit Suisse - Analyst

Good morning. If I had to think about one key theme in this earnings season, and not just for hotels, it certainly, I think, across all property types, it's been the continued improvement of secondary markets, or suburban outperforming urban and the strong bid for real estate by private equity players in those markets. And I'm sure everyone's going to think of equity residential in that context. You guys have been very successful sellers of assets in the past. Can you just comment on the demand for hotels in the private market today? And more importantly, if you can address comments, or just kind of direct the comment for demand for portfolio deals by private equity firms today.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Sure, Ian. The market for hotels sales, I would say, remains robust. However, the players have changed modestly. As you can imagine, hotel REITS by and large are out of the acquisitions game. Not everybody but I think most of us, we clearly are, given that disconnect between public and private pricing and the questions about which way that pricing will break. There are still private equity players that are in the market that remain active. Some of those private equity players being very large household names, some of them being smaller regional players that maybe own a hotel or two, maybe have a small management company or maybe have 1031 exchange money. So it really depends on the size of the asset, the location.

As we have talked about in the past, we will endeavor to try and find areas where we can sell assets, not just at market pricing, but those areas where we believe that our view of the current economics and the long-term economics do not justify the price that somebody will pay us. We have explored a couple of those areas, as we do in the regular course of our business and we continue to explore those opportunities, but really nothing to report as of yet.

In terms of portfolios, Ian, I don't know if we have a great lens on that. Those are obviously far fewer to typically transpire. So I don't know if I have a great view on that. It doesn't strike me that the debt markets are so robust for hotels that a significant portfolio size could be accomplished,but we will see.

Ian Weissman - Credit Suisse - Analyst

That's helpful. And just changing gears a little bit, can you provide just some broad comments about next week's vote on Proposition F in San Francisco? How meaningful is that to that city? And obviously the pressures felt by Airbnb, and just your thoughts on how that could spill over into other cities if they're successful in passing that Proposition.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Sure, Ian; great question. This is something that we have been engaged in with several of our operating partners, several of the other hotel REITS, and including the hotel unions that we've worked alongside with on this topic. For those of you on the line that aren't familiar with Proposition F, Proposition F is trying to bring some level of regulation, and we believe thoughtful regulation, in terms of certain limits on the number of room nights one could rent out their house, their apartment and their couch on Airbnb and other shared sites. It would limit it to 75 room nights a year. There would also be certain requirements of paying taxes and getting certain licenses.

This is not just happening in San Francisco, Ian, as you well know. We are seeing this dialogue and this debate happening in numerous municipalities to various degrees. I think that this is something that will continue to occur. I don't think any of us have a problem in general with a shared economy. However, I would tell you that a completely unregulated shared economy, I don't believe is good for any of us. So we will see how this goes. Obviously we are going up against a constituency that is incredibly well-funded, better funded than we are. But we will see how it goes  and win, lose or draw in San Francisco, I believe that this is going to be a far more significant dialogue going forward because as you know, Airbnb and others are having an impact in certain hotel markets.  We are just trying to level the playing field.

Ian Weissman - Credit Suisse - Analyst

I appreciate that color. Thanks again.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Thanks, Ian.

Operator

Smedes Rose, Citi.

Smedes Rose - Citigroup - Analyst

Hi, how are you? I wanted to circle back with Marc. You mentioned some strength next year in group bookings in several markets. Was that related to positive trends in the convention calendar, or is that more driven just by the hotels themselves generating incremental group business? And maybe you could just talk a little bit more about what you are seeing for the convention calendar overall for next year?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Sure. From a standpoint of the citywides next year Washington DC is currently expecting to be up very strong, the city itself is up 31.8%, Baltimore is up 21.4%, Boston is up 6.2%, New Orleans is up 9.9%, San Diego was up 23.6%, San Francisco was up 5.4%, Orlando was up 11.6%, and luckily we have hotels in all of those locations. Chicago is soft at  -17%. Along with that, we have very good pace numbers internally outside of the citywide numbers at the majority of our group hotels, which I refer to as anything over 30,000 group room nights annually.  We've done a very good job working with the managers  and getting them to be a little more aggressive in filling in a group as we get longer in the cycle, and we just seem to be solid.

Smedes Rose - Citigroup - Analyst

Okay, that's helpful. Thank you. John, I wanted to ask you too, if you are accelerating the work at Wailea, will that property be finished, then, sooner and come online sooner?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

No, Smedes. We still have the same general timeline. But as you can imagine, in any one of these renovations there are numerous pieces, numerous elements. We accelerated one of the elements. We were able to get into the big family pool, which for those of you who don't know the resort, sits smack dab in the middle of the resort. And while we had anticipated getting to that part of the project this year, we accelerated it a little bit. We also took down the family restaurant. Also, as we needed to get access points to those areas, we're  accelerating some of the systems work around the disrupted area. So we ended up taking just a little bit more disruption this year. We still feel very confident with our overall disruption numbers presented at the Boston Park Plaza when we all met their several months ago.

Smedes Rose - Citigroup - Analyst

All right. Thank you. Appreciate it.

Operator

Chris Woronka, Deutsche Bank.

Chris Woronka - Deutsche Bank - Analyst

Good morning, guys. Just wanted to follow-up on that tax question. I know it's an issue that is difficult for you guys to predict. But is there any -- going forward, and I know Chicago's probably out of the way, but is there anything kind of on the horizon that concerns you, at least in terms of the initial assessments?

Bryan Giglia - Sunstone Hotel Investors, Inc. - CFO

Hi Chris, it's Bryan. This is something that we continue to see as municipalities have budget deficits and need go after funds. Property taxes have historically  been one of the areas they go after. We mentioned that we saw the increase in New Orleans earlier this year. It was a very efficient process where they increased the amounts, we had the hearing, we had our appeal and we received the reduction.

I would say that after we pass through the entire appeal process, the end result seems to be reasonable. It just takes a long time to get there in certain markets, and it leads to choppiness from when the expense is incurred and when the credit is taken. We saw it in the third quarter, from 2013 - we had a credit from an appeal in Chicago that we just received this quarter. So there can be a pretty significant time lag.

Chris Woronka - Deutsche Bank - Analyst

Okay, that's helpful. And then just on the Park Plaza. As you're kind of continuing to build the future book of business there, is there any shift or change in kind of the mix you're expecting there? I know there's a little bit of new supply coming next year, and overall still a good market. Has anything changed there on your business mix?

 Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

No, not in particular. I think we've got what we found to be a good model in the hotel and certainly the percentage between group and transient. Where we are seeing significant changes is the hotel will end up doing more corporate group, both from a group standpoint and corporate from business travel. But the mix that we think that we are at is right, given the complexity of the building and the type of customer in Back Bay that we sit in. We could not be more pleased with the total pace numbers of the next three years.

Chris Woronka - Deutsche Bank - Analyst

Okay. Very good. Thanks, guys.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Thank you

Operator

Bill Crow, Raymond James and Associates.

Bill Crow - Raymond James & Associates, Inc. - Analyst

Good morning, guys. Marc, let's start with you. Marc, you mentioned that the Renaissance in Baltimore was going to have a very strong year next year. If you went back and looked at 2015 at the original budget for that hotel and then you look at the growth for next year, how good would that growth be?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Well, we're not at a point to give you specifics for next year. What I would tell you is that we feel good that where we'll by the time we're all said and done, is we will most likely be ahead of the 2015 budget in 2016 with some growth.

Bill Crow - Raymond James & Associates, Inc. - Analyst

I'm just trying to see how much is organic versus just a recovery from the interruption that happened there.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

There'll be recovery and there'll be some organic, because the City actually has a very good group calendar.

Bill Crow - Raymond James & Associates, Inc. - Analyst

John, there are published reports the DoubleTree Times Square is on the market. I can't remember if you addressed that publicly or not. Do you have any comment on that?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Unfortunately Bill, we have a stated rule that we can't comment on rumors, and generally will not comment on transactions prior to closing those transactions or having a great deal of confidence that they will close. It did come to our attention, Bill, that there was some kind of offering memorandum or some kind of teaser trying to raise capital, trying to put together a significant investment in the hotel, the theater, the signs, and numerous other pieces of real estate that we don't own, we don't control. I will tell you that we have had no communication with that group that was putting that together. So that's really all I can say on that issue.

Bill Crow - Raymond James & Associates, Inc. - Analyst

John, in your press release you mentioned being opportunistic, if you could sell assets for more than what you thought the value was, that you would do that. How do you think about using those proceeds, if you were in fact to sell some hotels?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Sure. Incremental investment right now, it's very clear that given the disconnect between public and private pricing, that buying our own shares represents a far greater investment opportunity than going out and competing in what is still a fairly competitive market for transactions. Yes, most REITs are probably on the sidelines, but it doesn't strike us that to-date cap rates have really moved or valuations have really moved. So in the past month or two we've traded as high as, call it an 8% cap rate on our portfolio, which we are very proud of and includes renovation disruption and it does not reflect what we believe is the true earnings power of assets such as Boston Park Plaza and Hawaii.

First and foremost, considering our balance sheet is in great shape and on the margin we'll pay down a small loan coming due. And Bryan and the team will continue to extend out maturities. That's generally covered. We do have a fairly significant dividend coming up here, which will have a pretty significant cash component to it which will take a little bit of cash as well. But clearly our stock rather than acquisitions makes the most sense at this point.

Bill Crow - Raymond James & Associates, Inc. - Analyst

Great. Thanks, guys.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Thank you.

Operator

Lukas Hartwich, Green Street Advisors.

Lukas Hartwich - Green Street Advisors - Analyst

Thank you. Good morning, guys

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Hi, Lukas.

Lukas Hartwich - Green Street Advisors - Analyst

Marc, can you talk a bit about recent trends in group production?

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Sure. In general, as John stated earlier, our year-to-date group production numbers are, for the quarter, was the second best we've had in eight or nine years. We continue to see very strong production throughout our portfolio spread throughout our management companies. In many cases now you are starting to see somewhat of a slightly elongating, of the booking window because there is less and less available space. What's nice to see is that we all know at the beginning of this cycle in 2010, 2011, 2012, 2013 and even 2014, rate was not moving. And we are now starting to see rate move, as you would expect at this point in the cycle. And we will see it particularly in those high demand markets this year and next year and will help us into the out years of 2018 and 2019 as groups get booked.

Lukas Hartwich - Green Street Advisors - Analyst

That's helpful. And then some of your peers have talked about a recent increase in cancellation activity. I'm curious if you're seeing that as well?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Hey, Lukas. It's John. We actually have seen an increase in cancellation and attrition and we've had considerable discussion going through the details. I will tell you there are both positives and negative ways to look at that. One would be, in a negative way, if all of a sudden we saw a spike in last-minute cancellations, and if attrition was higher than anticipated, and those fees increased.

A more bullish trend that could transpire is that if the operators get more bullish about how compact their hotel is, and get more emboldened in terms of charging those cancellations and attritions, because remember at the end of the day is not as easy as just saying, fine, send us the check. Many times it's a negotiation and that is what we've seen with several of our operators, there's not one-size-fits-all, We believe that a lot of our increase in cancellation and attrition is actually our operators becoming stronger in charging those fees.

In addition, I think the hotel operators and we as a hotel community are getting smarter in terms of not giving a one-way option on our product. If you look at our brethren in the casino space or the airline space, it is not an option, it's an obligation when you buy that room. You pay for it at time of reservation. In the hotel space, we've been elongating that option. Not so long ago it was 6 PM day of arrival. Now we're going to 24 hours. I think it's very soon we'll be going to 48 hours. We continue to work with our operating partners to get them to elongate that.

And we have actually seen, because of the elongating that cancellation time, we've actually seen increase in cancellation, not from group but from transient travelers. And that I look at as a very bullish signal because I think it will structurally change part of this industry. So again, we have spent a lot of time on this topic, but I don't think it's gotten a lot of attention. But we actually feel more comfortable with this increase than I think others have come to a conclusion on.

Lukas Hartwich - Green Street Advisors - Analyst

That's really interesting. My last question pertains to the Chicago property tax increases. Are those a result of the recent budget plan that was passed, or is that something different? I guess definitively does that mean that we should expect property taxes in Chicago to go up again if this is different?

Bryan Giglia - Sunstone Hotel Investors, Inc. - CFO

I think it is related. I think it is part of the way that they are filling their budget. It's something that was talked about a couple years ago, and the increases were much less. What we tend to see in these cities is if they want to get a 5%, 10% increase they come after the property owners with a multiple of that. So that as it goes through the appeal process it seems like not a bad conclusion to come back with a 5% to 10% increase at the end of the day. We've seen it in a couple markets. We've seen in Chicago across the board, Orlando across the board to all property owners. So I think what you see is that different cities do it at different times. We've seen an uptick of this probably over the last two or three years. So I think that probably most of it has come through, but as the economy gets better, as the property types do better, it's always a target for the taxes to increase.

Lukas Hartwich - Green Street Advisors - Analyst

Great. That's it for me. Thank you.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Thanks, Lukas.

Operator

Shaun Kelley, Bank of America Merrill Lynch.

Shaun Kelley - BofA Merrill Lynch - Analyst

Hey, good morning guys. John, I just wanted to revisit that cancellation point, because I thought it was an interesting perspective. So could you just help me understand that a little bit better? I'm a little confused as to, one you put into place, or once the brands put into place these kind of longer periods before you're allowed to cancel, why would that increase cancellations? Shouldn't that have the impact of reducing churn and reducing cancellations?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Well, no question. Let's say somebody makes a reservation and they have up until 6 PM on day of arrival to cancel. Well, 5:00 that night they can cancel. We might have difficulties rebooking that room whereas if we had had two weeks of runway, we could have rebooked that room. But now take, for example, if you go out 48 hours. If somebody decides last minute that they don't want that room, we will charge them, or our operating partners would charge them for that room. Therefore we are witnessing an increase in cancellation as a result of that.

Shaun Kelley - BofA Merrill Lynch - Analyst

I'm still totally lost as to why, like, just because you're getting more -- you're just getting more fee. That's what you're see in the cancellation, is that we are saying? Not a difference in the number

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Let me just help you. So the big move in the last year has been the move from 6 PM to 24 hour cancel for Hilton and Marriott and Starwood. So simply put, if in prior if you decided not to show up -- if you decided to basically not show up, many people would either not show up and cancel early, in which case the hotel couldn't rebook the room. But what's happening now is because people are -- the elongation of 24 hours allows the manager to charge you that number for that cancellation. And in many of our urban environments in a day, within a 24 hours, we can refill that room. So the cancellation money is building up and you're able to continue to refill the room

Shaun Kelley - BofA Merrill Lynch - Analyst

So -- but in terms of you measuring cancellations, like, are you just saying you're getting more cancellations fees because of the new policies, or are you saying the number of cancellation nights is increasing? Because I feel like they shouldn't really be related. The cancellation nights should be based on kind of the activity of the consumer. And those should go down as people are stickier as you get closer, but the cancellation fees, I can totally understand that that's going up, because that would make sense as the policy has now gotten stricter. Does that make sense?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Yes, the cancellation fees are going up because now we're actually getting fees for it whereas in the past we were not. It's not indicative of, there are more rooms canceling.

Shaun Kelley - BofA Merrill Lynch - Analyst

Got it. So your cancellation nights would be stable, or do you even exactly know what those are?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Haven't looked at it so specifically, but it strikes us that they've generally been stable.

Shaun Kelley - BofA Merrill Lynch - Analyst

Okay, got it. That's helpful. Sorry to be obtuse on all that. The other, just a really different section kind of thought. But couple of your competitors have talked a little bit about weighted average supply growth in their markets. And I was curious if you could give us just a general sense, if you have it? Now, this is usually be some sort of a bottoms-up calc that they're doing. But do you guys have any perspective on your markets and how that plays out for 2016?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Let me turn it over to Robert Springer, our Chief Investment Officer.

Robert Springer - Sunstone Hotel Investors, Inc. - CIO

Good morning. As you would expect, we monitor very closely, as I'm sure our competitors do, looking at specific markets. And it's clearly going to be a different impact based on sub-markets and locations. A good example would be a market like Philadelphia where our hotel is actually not located in the heart of downtown where some of the new supply is coming in. And our hotel is in a more of a protected location and separate sub-market.

If you look at the markets that we are concerned with new supply, I don't think it's going to be any real big surprise. The number one is New York City, has been very well talked about. There's supply opening all over the place in New York. A lot of it is in the Times Square sub-market where both of our hotels are located. The other market would probably be Washington DC. There is a good amount of supply in DC. We currently are tracking it at about 5.5% for next year. Our concern there is that a lot of that supply is actually in, from a sub-market perspective, located proximate to our hotel over by the Convention Center where there's a lot of redevelopment that's happening on land in around the Convention Center and the former Convention Center.

Other markets that I would say we're not concerned but we're definitely cognizant of would be markets like Portland, Chicago, Los Angeles. Again LA's a great example where there is a lot of supply going in downtown. Our LA assets are located in the LAX sub-markets or in other sub-markets that should see less impact from that. But markets like Portland's, we are tracking about a 3.5%, 3.2% to be technically correct, increase in supply. But that is a market that runs a very high occupancy and is very high compression. There's a good amount of supply, but we are hopeful that it can be absorbed effectively

Shaun Kelley - BofA Merrill Lynch - Analyst

Really helpful. And just directionally, would you have like a weighted average number across the Sunstone portfolio?

Robert Springer - Sunstone Hotel Investors, Inc. - CIO

I don't have it calculated that way. But the numbers range low single digits, 1%, 2%, and the higher numbers like in New York City that's 7%, 7.4%. But I don't have it calculated across the board. What I would say is that the percentage, in our minds it's not just the percentage. You look at a market like Boston that is a relatively small market. It's just in total number of rooms. Its supply next year is actually -- on the surface it's 4.8%, which in itself you would say that's a decent-sized increase. But Boston overall as a market is very compressed. And we do feel that the Boston sub-market will effectively absorb that supply and are less concerned than we would be in other markets.

Shaun Kelley - BofA Merrill Lynch - Analyst

Really appreciate it. Thank you, Robert. Thank you, John.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Sure. Thank you.

Operator

Thomas Allen, Morgan Stanley.

Thomas Allen - Morgan Stanley - Analyst

Hey, good morning. One interesting dynamic this earnings season has just been around the labor environment. Now, I think some of your peers have talked about greater turnover. Others have run into union issues. Can you just talk about how your how you're operating today and your feelings on this subject? Thank you.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

 This is Marc. In general in our portfolio has not run into unionized labor issues. I think at this point the cycle labor is quite normal. As the economy grows and we are an industry that is heavily filled with younger people who are working through their careers. Turnover does occur, no more, no less than what we're used to, per se. We haven't seen anything more than the typical amount of turnover. It's tougher to find talented individual to replace those that do turn over at this point in the cycle. With hotelperformance improving it makes a little more difficult to get talent at the right price. The only area that is struggling to maintain positions in general throughout our portfolio is really housekeeping

Thomas Allen - Morgan Stanley - Analyst

Okay. And just a follow-up on this. Which jobs are the most, like, are the biggest tickets in your overall expense base? And then just my final question. You mentioned Houston as one of the markets you showed doubled digit RevPAR growth in the market. That, obviously, I thought was interesting. Can you give some more color on that? Thank you

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Sure. Your first question as it relates to labor, really is a market-by-market basis. I mean, those cities where you have more expensive labor positions will be, depending upon how a hotel is made up. So obviously it's typically you pay cooks more expensive than certain people. The tipped positions make less.

As far as Houston goes, we had a very nice piece of training business that our operator worked very hard to find. And that has helped offset the decline in group and corporate business. The training contract year to date has exceeded their original block, But we are unable to determine whether that trend will continue long term. But it continues to be in the business. And the training block is not energy-related.

Thomas Allen - Morgan Stanley - Analyst

Helpful. Thank you

Operator

Anthony Powell, Barclays.

Anthony Powell - Barclays Capital - Analyst

Hi, good morning. A number of your competitors and also your managers have mentioned that they saw -- are seeing less transient business than they thought they would see in October. Could you comment on that? That would be great.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

I'll quickly turn it over to Marc Hoffman. But as I said in my prepared remarks, we really have not seen any change in our fundamentals. And I think that that shined through in our third-quarter results. And with the exception of property taxes and some incremental disruption, our expectations for the fourth quarter really remained unchanged. Now, there's certain hotels that, as very typical going quarter to quarter do a little bit better, do a little bit worse. But in general we haven't seen any material changes in the trends that we currently mention. I'll turn it over to Marc for a more detailed

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Sure. Our preliminary October results are currently performing in line with our guidance. Our 30-hotel RevPAR, portfolio RevPAR's expected to increase between 7% to 8%. Excluding Wailea, our 29-hotel RevPAR portfolio for October is expected to increase between 8% and 9%.

Anthony Powell - Barclays Capital - Analyst

Got it, thanks. And going to San Francisco, there has been a pretty wide divergence in performance among some of the hotels there. And you're on the better end of that. Aside from your renovation that was completed last year, what else do think is driving some of this dispersion in performance? And how will that trend next year?

Robert Springer - Sunstone Hotel Investors, Inc. - CIO

Yes, sure. This is Robert. I think a couple of factors at play for our hotel. One is location. Our hotel is located farther away from Moscone Center and thus is less dependent on citywide group rooms. And so its location within the financial district has actually been a big positive. Separate from that, it was really a very conscious decision made by us, in cooperation with our operator, to really drive in-house group in anticipation of the renovation of Moscone Center. So our asset management team sat down with the operating team soon after buying the hotel, and really moved with the strategy of being very aggressive of getting group rooms on the books in anticipation of the renovation of Moscone. That change has really benefited the hotel because they've been reliant on in-house groups than they have been on city business.

Anthony Powell - Barclays Capital - Analyst

All right. Thank you.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Thanks, Anthony.

Operator

Ryan Meliker, Canaccord Genuity.

Ryan Meliker - Canaccord Genuity - Analyst

Hey, guys. Good afternoon. I guess it's good morning out there for you. Most of my questions have been answered. But one thing I was hoping to get just a little bit of clarity on. It sounded like in your prepared remarks, John, you mentioned that you weren't expecting renovation disruption to change from your expectation for 2016. And then in response to one of the other questions, you said overall it wasn't expected to change. I guess overall would imply that the $1.5 million to $2 million increase for 4Q would come out somewhere else? Can you just clarify that for me?

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Remember, Ryan, we have a pretty big range for revenue displacement in next year for Wailea. So the overall project, we still feel comfortable with the overall numbers. So some of that shifted a little bit, shifted from 2016 into 2015. But we still feel fine with the overall number, which is a pretty wide range, and assumes pretty meaningful RevPAR displacement next year in Wailea.

But just as we've seen with San Francisco to a lesser extent, and really Boston, while there might be some noise and some things moving back quarter to quarter, we are really excited about our prospects in Wailea. The market continues to be strong. I think it's just a forever piece of real estate and we are doing herewhat we have donein Boston transforming the asset to one where people want to stay, and it now can compete at a much higher level. Remember, we are talking about not getting all the way to, let's say, the Fairmont Kea Lani or The Grand Wailea, or even further away would be the Four Seasons. Financial success is just snuggling up to them a bit. If we move our rate $50 to $60 at this hotel, which we believe is very realistic, our financial success here will be robust once the asset is transformed.

Ryan Meliker - Canaccord Genuity - Analyst

Okay that's helpful. And can you just remind us, what had you built into your fourth quarter guidance prior for renovation disruption in the fourth quarter? I'm just wondering how big this change is on what you're originally expecting.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Yes, it's a fairly sizable increase, albeit it was a small portion of the total disruption. So I think we were at just about $1 million in the fourth quarter in terms of disruption. And we increased that by $1.5 million to $2 million. That's sounds like a very large increase because you're more than doubling it, but keep in mind we've talked upwards of $20 million in renovation disruption in this asset. So moving it a little bit quarter to quarter, I don't view as a significant topic.

Ryan Meliker - Canaccord Genuity - Analyst

No, that makes sense. And then just one other comment I wanted to hear from you, is can you just give us some color on how the Super Bowl is looking for your property in San Francisco? Obviously you're right at the prime and prime location in downtown San Francisco. Are you starting to see substantial rate lift? Are you seeing Airbnb having a meaningful impact in your ability to push rates? Just any color there would be helpful.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

Other than being a Patriot's fan and that they won against last night (laughter)

Ryan Meliker - Canaccord Genuity - Analyst

I've got Dion Lewis on my fantasy team. I was happy.

Robert Springer - Sunstone Hotel Investors, Inc. - CIO

You're a smart guy. Let me put it this way. Our team here has now done, probably with my experience and our experience here, we've done seven or eight Super Bowls. And so we are tracking things every week. We talked to the hotel in detail. We have a very detailed strategy. We are very pleased. If you are aware, the NFL basically controls the City via blocks. Large percentage of our hotel, because we are the NFL Experience is taken by that block, the remaining rooms and suites are in a very tight control. If you were to go on most websites you would find that most of the major management companies are not releasing those hotel rooms yet and are working through to book even higher-rated premium small corporate businesses, which we're doing. But we feel very good and expect that we will hit the numbers that we believe should be hit.

Ryan Meliker - Canaccord Genuity - Analyst

So this isn't going -- I guess for comparison purposes, because I know there's a lot of people that tend to think about it relative to the New York Super Bowl a couple years ago. Do you it's going to have a similar impact, a much stronger, et cetera? Without needing to quantify, just some color.

Marc Hoffman - Sunstone Hotel Investors, Inc. - COO

It's really hard for me to quantify. New York was a very different situation because the city has more rooms and spread out while the stadium is further away. Everybody's going to want to be in San Francisco. So we feel very good about the Super Bowl being there and we feel good about our model

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Maybe said slightly differently is New York was an atypical Super Bowl reaction where it was not a huge positive for the City. We would think that with San Francisco it would be a more typical event, like you've seem previously in New Orleans and other markets where it is a positive for the city

Ryan Meliker - Canaccord Genuity - Analyst

Great. That's what I wanted to hear. Thanks a lot, guys.

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Thanks, Ryan.

Operator

We have no further questions in queue at this time. I would now like to turn the call back over to management for any additional or (technical difficulties).

John Arabia - Sunstone Hotel Investors, Inc. - President & CEO

Thank you, everybody, for your interest. Have a really wonderful Halloween. And we look forward to seeing many of you at the upcoming NAREIT or other conferences. Take care.

Operator

This does conclude today's conference call. Thank you all for your participation. You may now disconnect.